Exhibit 99.1

Icosavax Reports Fourth Quarter and Full Year 2022 Financial Results and Provides Corporate Update

- FDA granted Fast Track Designation for IVX-A12, a bivalent respiratory syncytial virus (RSV) and human metapneumovirus (hMPV) VLP vaccine candidate -

- Completed dosing in ongoing Phase 1 study of IVX-A12; topline interim results expected in 2Q 2023 -

- Initiation of IVX-A12 Phase 2 trial expected in 2H 2023 -

- Cash and cash equivalents, restricted cash, and short-term investments of $219.4M at end 4Q 2022 -

SEATTLE, March 30, 2023 - Icosavax, Inc. (Nasdaq: ICVX), a biopharmaceutical company leveraging its innovative virus-like particle (VLP) platform technology to develop vaccines against infectious diseases, with an initial focus on life-threatening respiratory diseases and a vision of creating pan-respiratory vaccines for older adults, today reported financial results for the fourth quarter and full year ended December 31, 2022 and provided a corporate update.

“We are proud of the progress we made in 2022, which included announcing positive interim results from our Phase 1/1b IVX-121 monovalent respiratory syncytial virus trial, followed by promising durability data at the six-month timepoint. Additionally, we initiated our Phase 1 trial for IVX-A12, a bivalent respiratory syncytial virus and human metapneumovirus VLP vaccine candidate,” said Adam Simpson, Chief Executive Officer of Icosavax. “We have now completed dosing and plan to announce topline data for this Phase 1 trial in 2Q 2023, followed by the planned initiation of a Phase 2 study in the second half of this year. In February, our IVX-A12 program was further boosted when it was granted Fast Track designation by the FDA. These achieved and prospective milestones, along with a 12-month durability data readout from our IVX-121 Phase 1b extension trial around mid-year, mean that 2023 is shaping up to be an exciting period for Icosavax as we continue to work towards our vision.”

Fourth Quarter 2022 and Subsequent Highlights

•

Completed enrollment in Phase 1 clinical trial of IVX-A12 (RSV/hMPV). During the quarter, Icosavax completed dosing in the Phase 1 clinical trial of IVX-A12, a combination bivalent RSV and hMPV VLP vaccine candidate, in older adults. IVX-A12 is comprised of IVX-121, Icosavax’s RSV prefusion F protein VLP vaccine candidate, and IVX-241, Icosavax’s hMPV prefusion F protein VLP vaccine candidate. The company expects to report topline interim results for this study in 2Q 2023.

•

Granted FDA Fast Track Designation for IVX-A12. In February, Icosavax announced that the U.S. Food and Drug Administration (FDA) has granted Fast Track designation for IVX-A12, a bivalent RSV and hMPV VLP vaccine candidate, in older adults 60 years of age and above. Icosavax plans to utilize the benefits of this important regulatory milestone in its efforts to optimize the IVX-A12 development plan.

•

Reported Positive Durability Data for IVX-121 (RSV) at Six-Month Timepoint. In December, the company provided a six-month immunogenicity update from its Phase 1/1b trial of IVX-121 against RSV. In these data, IVX-121 showed sustained immunologic response at six months, with geometric mean titers (GMT) against RSV-A through day 180 persisting at 64-98% of the GMTs at day 28 in older adults.

•

Appointed Jennifer Raymond as Senior Vice President, Technical Operations. In January, Icosavax appointed Jennifer Raymond as SVP, Technical Operations. Jennifer is a pharmaceutical executive with more than 20 years in biologics manufacturing including vaccines and monoclonal antibodies. She joins Icosavax most recently from GreenLight Biosciences, where she was SVP of CMC and Manufacturing, having previously served in roles of increasing responsibility at GSK, Novartis Vaccines and Diagnostics, Elan Pharmaceuticals, and Merck.

Near-Term Milestone Expectations

•	IVX-A12 (RSV+hMPV) Phase 1 topline interim data expected in 2Q 2023

•	IVX-121 (RSV) Phase 1b extension, 12-month immunogenicity data expected in mid-2023

•	IVX-A12 (RSV+hMPV) Phase 2 initiation expected in 2H 2023

•	Flu program candidate selection expected in 2023

•	COVID-19 bivalent candidate selection expected in 2023

Fourth Quarter and Full Year 2022 Financial Results

•

Cash, cash equivalents, restricted cash, and short-term investments as of December 31, 2022 was $219.4 million, compared to $280.7 million as of December 31, 2021. The amount as of December 31, 2022 includes $9.4 million of net proceeds from the issuance of common shares under Icosavax’s at-the-market (ATM) program. Icosavax currently expects its cash balance to be sufficient to fund operations through at least 2024.

•

Research and development (R&D) expenses for the three and twelve months ended December 31, 2022 were $16.2 million and $65.4 million, respectively, compared to $14.1 million and $38.8 million for the same periods in 2021, respectively. The increases were primarily driven by increased clinical development activity, increased preclinical development and manufacturing activity, and increased personnel related expenses and stock-based compensation expense. Research and development expenses include non-cash stock-based compensation expense of $2.2 million and $8.1 million for the three and twelve months ended December 31, 2022, respectively.

•

General and administrative (G&A) expenses for the three and twelve months ended December 31, 2022 were $8.9 million and $30.2 million, respectively, compared to $6.2 million and $34.9 million for the same periods in 2021, respectively. The twelve months ended December 31, 2021 included $21.0 million in one-time, non-cash stock-based compensation expense from the acceleration of options in connection with the death of Icosavax’s former co-founder and Chairman (Tachi Yamada) in 2021. Increases in G&A expenses were primarily due to increased personnel costs, increased professional services and insurance costs, and other operating expenses primarily related to facilities costs to support the company’s growth. General and administrative expenses include non-cash stock-based compensation expense of $4.0 million and $13.6 million for the three and twelve months ended December 31, 2022, respectively.

•

Net loss for the three and twelve months ended December 31, 2022 was $23.6 million and $91.8 million, respectively, or a basic and diluted net loss per share attributable to common stockholders of $0.59 and $2.31, respectively. This includes non-cash stock-based compensation expense of $6.2 million and $21.7 million for the three and twelve months ended December 31, 2022, respectively. Net loss for the same periods in 2021 was $18.2 million and $67.0 million, respectively, or a basic and diluted net loss per share attributable to common stockholders of $0.46 and $3.73, respectively.

About Icosavax

Icosavax is a biopharmaceutical company leveraging its innovative VLP platform technology to develop vaccines against infectious diseases, with an initial focus on life-threatening respiratory diseases and a vision for combination and pan-respiratory vaccines. Icosavax’s VLP platform technology is designed to enable multivalent, particle-based display of complex viral antigens, which it believes will induce broad, robust, and durable protection against the specific viruses targeted. Icosavax’s lead program is a combination vaccine candidate targeting respiratory syncytial virus (RSV) and human metapneumovirus (hMPV), and its pipeline includes additional programs in influenza and severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2). Icosavax was formed in 2017 to advance the breakthrough VLP technology from the Institute for Protein Design at the University of Washington with the goal to discover, develop, and commercialize vaccines against infectious diseases. Icosavax is located in Seattle.

For more information, visit www.icosavax.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on the company’s current beliefs and expectations and include, but are not limited to: the company’s expectation regarding the opportunities for, and the prophylactic and commercial potential of, its vaccine candidates and technology platform; the company’s ability to advance its development program and achieve the noted development milestones in 2023; and the sufficiency of the company’s current cash, cash equivalents, and investments to fund its operations through at least 2024. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the company’s business, including, without limitation: the early stage of the company’s development efforts; the company’s approach to the development of vaccine candidates, including its plan to develop a combination bivalent RSV/hMPV VLP vaccine candidate, which is a novel and unproven approach; potential delays in the development process including without limitation in candidate development, IND submission, the commencement, enrollment, conduct of, and receipt of data from, clinical trials; unexpected adverse side effects or inadequate immunogenicity or efficacy of the company’s vaccine candidates that may limit their development, regulatory approval, and/or commercialization; results from preclinical studies or early clinical trials not necessarily being predictive of future results; the company’s dependence on third parties in connection with manufacturing, research, and clinical testing; the potential for challenges encountered in the manufacturing and scale up process, including without limitation challenges that reduce drug product stability or potency; competing approaches limiting the commercial value of the company’s vaccine candidates; regulatory developments in the United States and other countries; the company’s ability to obtain and maintain intellectual property protection for its vaccine candidates and maintain its rights under intellectual property licenses; the company’s ability to fund its operating plans with its current cash, cash equivalents, and investments; and other risks described in the company’s prior filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2022 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contact:

Jessica Yingling, Ph.D.,

Little Dog Communications Inc.

jessica@litldog.com

858.344.8091

Investor Contact:

Laurence Watts

Gilmartin Group, LLC

laurence@gilmartinir.com

619.916.7620

ICOSAVAX, INC.

Balance Sheets

(in thousands)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$58,846	$279,082
Restricted cash	1,061	1,642
Short-term investments	159,461	—
Prepaid expenses and other current assets	4,545	5,829

Total current assets	223,913	286,553
Right-of-use assets – operating leases	3,247	—
Property and equipment, net	11,517	1,076

Total assets	$238,677	$287,629

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,892	$3,899
Accrued and other current liabilities	8,759	4,757
Current portion of operating lease liabilities	2,137	—
Deferred revenue	—	582

Total current liabilities	13,788	9,238
Operating lease liabilities, net of current portion	6,658	—
Other noncurrent liabilities	69	171

Total liabilities	20,515	9,409
Stockholders’ equity:
Common stock	6	5
Additional paid-in capital	404,386	372,284
Accumulated other comprehensive loss	(403)	—
Accumulated deficit	(185,827)	(94,069)

Total stockholders’ equity	218,162	278,220

Total liabilities and stockholders’ equity	$238,677	$287,629

ICOSAVAX, INC.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)
Grant revenue	$—	$2,070	$582	$7,802
Operating expenses:
Research and development	16,193	14,063	65,410	38,776
General and administrative	8,938	6,218	30,230	34,887

Total operating expenses	25,131	20,281	95,640	73,663

Loss from operations	(25,131)	(18,211)	(95,058)	(65,861)
Other income (expense):
Change in fair value of embedded derivative liability	—	—	—	(205)
Loss on extinguishment of convertible promissory note	—	—	—	(754)
Interest and other	1,518	29	3,300	(151)

Total other income (expense)	1,518	29	3,300	(1,110)

Net loss	$(23,613)	$(18,182)	$(91,758)	$(66,971)

Comprehensive loss:
Unrealized losses on available-for-sale debt securities	206	—	(403)	—

Comprehensive loss	$(23,407)	$(18,182)	$(92,161)	$(66,971)

Net loss per share, basic and diluted	$(0.59)	$(0.46)	$(2.31)	$(3.73)

Weighted-average common shares outstanding, basic and diluted	39,811,323	39,139,724	39,725,131	17,965,894